INDEPENDENT AUDITORS' CONSENT

Security First Trust:

We consent to (a) the use in this Post-Effective Amendment No. 39 to Registration Statement No. 2-51173 under the Securities Act of 1933 and in this Amendment No. 38 to Registration Statement No. 811-2480 under the Investment Company Act of 1940 on Form N-1A of our report dated September 10, 1999 regarding Security First Trust's financial statements appearing in the Statement of Additional Information, which is part of this Registration Statement, (b) the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of this Registration Statement and (c) the reference to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of this Registration Statement.



/s/s Deloitte & Touche LLP


Los Angeles, California
November 24, 1999